Exhibit 99.1

Date: May 22, 2024	CorVel Corporation
5128 Apache Plume Road
Suite 400
Fort Worth, TX 76109

FOR IMMEDIATE RELEASE	Contact: Melissa Storan
Phone: 949-851-1473
www.corvel.com

CorVel Announces Revenues and Earnings

FORT WORTH, Texas, May 22, 2024 — CorVel Corporation (NASDAQ: CRVL) announced the results for the quarter and fiscal year ended March 31, 2024. Revenues for the quarter were $207 million, an increase from $185 million in the same quarter of the previous year. Earnings per share for the quarter were $1.12, compared to $1.04 in the same quarter of the prior year.

Revenues for the fiscal year ended March 31, 2024 were $795 million, compared to $719 million for the fiscal year ended March 31, 2023. Earnings per share for the fiscal year ended March 31, 2024, were $4.40, compared to $3.77 for the fiscal year ended March 31, 2023.

Patient Management services, including revenue from our Third Party Administration (TPA) customers, increased 11%, significantly contributing to our overall year-over-year fiscal revenue growth. CorVel’s third-place ranking in Workers’ Compensation revenue on Business Insurance’s 2024 TPA Rankings and Directory highlights the company's ongoing success in providing effective solutions to the market.

Recent Development Updates

Fiscal year 2024 experienced a solid increase in new bookings compared to prior years and a net revenue retention of 108%. Both are a testament to the commitment and engagement of the CorVel team and the growing reputation for meaningful results the Company has earned in the market. Feedback from partners is that the service, communication, transparency, and innovative technological solutions CorVel provides are unmatched in the industry.

CorVel invested in and implemented Generative AI (GAI) functionality during the fiscal year, which brought substantive benefits across the enterprise and a broad foundation from which additional GAI functionality will be deployed in the future. As a result of those efforts, the Company has introduced GAI-powered software as a service (SaaS) platform to the managed care market. The data and service hub will automate tasks and leverage AI to increase efficiencies within workflows. The model will also lessen IT constraints for CorVel’s partners and allow seamless integration between RMIS systems and other provider platforms.

About CorVel

CorVel Corporation applies technology including artificial intelligence, machine learning and natural language processing to enhance the management of episodes of care and the related health care costs. We partner with employers, third-party administrators, insurance companies and government agencies in managing workers’ compensation and health, auto and liability services. Our diverse suite of solutions combines our integrated technologies with a human touch. CorVel's customized services, delivered locally, are backed by a national team to support clients as well as their customers and patients.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995

All statements included in this press release, other than statements or characterizations of historical fact, are forward-looking statements. These forward-looking statements are based on the Company’s current expectations, estimates and projections about the Company, management’s beliefs, and certain assumptions made by the Company, and events beyond the Company’s control, all of which are subject to change. Such forward-looking statements include, but are not limited to, statements relating to our commercial health-focused operation, the ability to deploy additional GAI functionality, improved productivity resulting from automation and augmentation across enterprise business systems, the ability to automate tasks and leverage AI to increase efficiencies within workflows, and the ability to reduce IT constraints for the Company’s partners and allow seamless integration between risk management information systems and other provider platforms. These forward-looking statements are not guarantees of future results and are subject to risks, uncertainties and assumptions that could cause the Company’s actual results to differ materially and adversely from those expressed in any forward-looking statement, including the risk that GAI could be prone to errors and that those errors may cause inefficiencies and could be costly to mitigate.

The risks and uncertainties referred to above include but are not limited to factors described in this press release and the Company’s filings with the Securities and Exchange Commission, including but not limited to “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended March 31, 2023 and the Company’s Quarterly Report on Form 10-Q for the quarters ended June 30, 2023, September 30, 2023, and December 31, 2023. The forward-looking statements in this press release speak only as of the date they are made. The Company undertakes no obligation to revise or update publicly any forward-looking statement for any reason.

CorVel Corporation

Quarterly Results – Income Statement

Quarters and Fiscal Year Ended March 31, 2024 and March 31, 2023

Quarter Ended	March 31, 2024	March 31, 2023
Revenues	$207,233,000	$185,443,000
Cost of revenues	163,830,000	143,492,000
Gross profit	43,403,000	41,951,000
General and administrative	20,806,000	19,358,000
Income from operations	22,597,000	22,593,000
Income tax provision	3,143,000	4,424,000
Net income	$19,454,000	$18,169,000
Earnings Per Share:
Basic	$1.13	$1.06
Diluted	$1.12	$1.04
Weighted Shares
Basic	17,115,000	17,176,000
Diluted	17,332,000	17,429,000

Fiscal Year Ended	March 31, 2024	March 31, 2023
Revenues	$795,311,000	$718,562,000
Cost of revenues	623,618,000	560,303,000
Gross profit	171,693,000	158,259,000
General and administrative	76,592,000	73,705,000
Income from operations	95,101,000	84,554,000
Income tax provision	18,849,000	18,189,000
Net income	$76,252,000	$66,365,000
Earnings Per Share:
Basic	$4.45	$3.83
Diluted	$4.40	$3.77
Weighted Shares
Basic	17,122,000	17,328,000
Diluted	17,347,000	17,592,000

CorVel Corporation

Quarterly Results – Condensed Balance Sheet

March 31, 2024 and March 31, 2023

	March 31, 2024	March 31, 2023
Cash	$105,563,000	$71,329,000
Customer deposits	88,142,000	80,022,000
Accounts receivable, net	97,108,000	81,034,000
Prepaid taxes and expenses	11,418,000	11,385,000
Property, net	85,892,000	82,770,000
Goodwill and other assets	42,498,000	39,662,000
Right-of-use asset, net	24,058,000	27,721,000
Total	$454,679,000	$393,923,000
Accounts and taxes payable	$16,631,000	$15,309,000
Accrued liabilities	167,868,000	152,578,000
Long-term lease liabilities	22,533,000	23,860,000
Paid-in capital	233,632,000	218,703,000
Treasury stock	(793,905,000)	(748,195,000)
Retained earnings	807,920,000	731,668,000
Total	$454,679,000	$393,923,000